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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in Registration Statements No. 33-34019, No. 333-01019 and No. 333-52199 of Calgon Carbon Corporation on Forms S-8 of our report dated January 30, 2003 (February 25, 2003 as to the last paragraph in Note 8, March 7, 2003 as to the last paragraph in Note 9, and March 21, 2003 as to Note 7), which report expressed an unqualified opinion and includes an explanatory paragraph relating to Calgon Carbon Corporation's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," incorporated by reference in this Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 28, 2003